SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant  ☐

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☐ Definitive Proxy Statement
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☐ Soliciting Material under Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DR. PORFIRIO E. DIAZ TORRES
1021 General Del Valle Street, Delicias, San Juan, PR 00924-3722
Tel. (787) 751-0480 * Fax (787) 764-5726

October 2, 2002

Fellow Shareholder:

Sunday, October 13, is a transcendental day for our corporation, since it will mark the first phase of evolution of our corporation. For the first time we will have the opportunity of two huge steps which have been greatly desired by all of us.

First, we will have the opportunity to approve the transfer or the ability to will our shares to our spouses, children and heirs, even if they are not physicians or dentists. We have been wishing for this for a long time.

Second, we will have the opportunity to increase our shareholder base with the proposed plan of shares. Did you know that the majority of our shareholders (66%) are not practicing the profession? 80% of the physicians that practice medicine in Puerto Rico are not shareholders of Triple-S. Our company needs that more physicians participate in the organization, and in that way we assure that in the future Triple-S will keep serving our people. The new shares are based on the premise that if dividends were to be declared, the actual shares (Class A Shares) will maintain a relation of 300:1 with regards to the new shares (Class C and Class D Shares).

This shall be the first phase of change in our company, since the implementation of this proposal could permit the possibility of distributing dividends to all of the shareholders in the future.

The day of the meeting will fall on a holiday weekend. If you cannot come to the meeting, exercise your right to the future of your children and heirs sending your Proxy in favor of these measures. You can send it by fax at (787) 764-5726, and we will gladly represent you. If after sending your Proxy you go to the meeting, a voting card will be given to you. In this way you are sure not to loose your vote.

The ball is in our court don’t miss this chance to win.

Sincerely,
Your representative in the Board of Directors of Triple-S

Dr. Porfirio E. Díaz-Torres
Cardiologist